Exhibit 99.1

News Release

Media Contact:	Analysts Contact:
Gerald Hunter 972-855-3116	Susan Giles 972-855-3729

Atmos Energy Corporation Promotes

Christopher T. Forsythe to Vice President and Controller

DALLAS (May 5, 2009)—Atmos Energy Corporation (NYSE: ATO) said today it has promoted Christopher T. Forsythe from director, financial reporting, to vice president and controller. He succeeds Fred E. Meisenheimer, who was named senior vice president and chief financial officer in February.

“Chris has done a tremendous job over the past six years while heading up our financial reporting function,” said Meisenheimer. “We are fortunate to have such a talented and respected individual to take over as controller of the company.”

Forsythe, 37, joined Atmos Energy in June 2003 and was promoted to director, financial reporting, in September 2003. Before joining Atmos Energy, he was a senior manager with PricewaterhouseCoopers LLP in the firm’s audit and business advisory services group, where he began his career after graduating from Baylor University in 1993. Forsythe holds Bachelor of Business Administration degrees in accounting and management information systems. He is a member of the Texas Society of Certified Public Accountants.

Atmos Energy Corporation, headquartered in Dallas, is the country’s largest natural-gas-only distributor, serving about 3.2 million natural gas distribution customers in more than 1,600 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast and manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Atmos Energy is a Fortune 500 company. For more information, visit www.atmosenergy.com.

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